GREY ADVERTISING INC.
                          1994 STOCK INCENTIVE PLAN

          1.   PURPOSES

               The purposes of the Grey Advertising Inc.
          ("Company") 1994 Stock Incentive Plan ("Plan") are to encourage ownership of the common stock, par value $1 per share ("Common Stock"), of the Company by eligible key employees of the Company and its subsidiaries, and thereby to provide increased incentive for such employees to put forth maximum effort for the success of the business of the Company, and to enable the Company better to attract, retain and reward such employees. Awards under the Plan ("Awards") may be granted in the form of Stock Options ("Options") or restricted stock ("Restricted Stock"), subject to the applicable terms and conditions set forth herein.

          2.   ADMINISTRATION

               This Plan shall be administered by a committee ("Committee") of the Board of Directors of the Company consisting of no less than two persons, each of whom is a "disinterested person" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended. The Committee is authorized to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable. All determinations of the Committee shall be by a majority of its members and such determinations shall be final.

          3.   ELIGIBILITY

               Key employees of the Company and its subsidiaries shall be eligible to receive Awards. Directors of the Company who are not full-time employees of the Company or of any of its subsidiaries shall not be eligible to receive Awards.

          4.   SHARES AVAILABLE

               An aggregate of 250,000 shares of Common Stock shall be available for grant of Options and Restricted Stock under the Plan (subject in each case to adjustment as provided in paragraph 9). Such shares may be authorized and unissued shares or may be treasury shares. Upon the expiration, termination or cancellation in whole or in part of any unexercised Options or upon the forfeiture or repurchase by the Company of any shares of Restricted Stock, shares of Common Stock covered by such unexercised Options or forfeited or repurchased shares of Restricted Stock shall be available again for new Awards of Options and Restricted Stock, respectively, under the Plan. No employee may be granted Options for more than 75,000 shares or more than 75,000 shares of Restricted Stock (subject in each case to adjustment as provided in paragraph 9) over the term of the Plan.

          5.   GRANT OF AWARDS

               Subject to the provisions of paragraphs 4 and 6, Awards may be granted to such eligible employees in such numbers and at such times during the term of the Plan as the Committee shall determine. Each Award shall be evidenced by a duly executed written agreement by and between the Company and the grantee, containing such other agreements as shall be required by the Committee and as shall not be inconsistent with the Plan. Agreements may contain dissimilar provisions provided that all such provisions are consistent with the Plan. Agreements relating to shares of Restricted Stock shall prescribe the form of legend to be inscribed to the stock certificate evidencing such shares.

          6.   TERMS AND CONDITIONS OF OPTIONS

               All Options under the Plan shall be granted subject to the following terms and conditions:

                    (a)  Designation.  Each Option shall be
          designated as either an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or as a "nonqualified stock option".

                    (b) Option Price. The option price shall be not less than 100% of the fair market value of a share of Common Stock, as determined by the Committee, on the date the option is granted; provided, however, that the option price of an "incentive stock option" granted to any individual (a "ten percent shareholder") who owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary corporation shall not be less than 110% of such fair market value.

                    (c)  Duration of Options.  Unless sooner
          terminated by the terms of the Plan or by the terms of any specific grant, each Option shall expire not later than ten years from the date of grant; provided, however, that the maximum term of an "incentive stock option" granted to a ten percent shareholder shall be five years from the date of grant or such longer period as may be permitted by the Code.

                    (d) Exercise of an Option. Options shall be exercisable over their term at such times and in such installments as the Committee may prescribe. Options may be exercised from time to time by written notice to the Company stating the number of shares with respect to which the Option is being exercised.

                    (e)  Payment.  No shares shall be issued or
          delivered upon exercise of an Option until full payment for the Option shares has been made in cash, in shares having a fair market value equal to the option price, or in a combination of the foregoing.

                    (f) Nontransferability of Options. An Option shall not be transferable by an optionee except by will or the laws of descent and distribution and shall be exercisable, during the optionee's lifetime, only by the optionee.

                    (g)  Termination of Employment.  Upon
          termination of an optionee's employment, each Option previously granted to the optionee shall expire if not exercised before the earlier of (i) the expiration date provided in the option agreement applicable to each such Option and (ii) such earlier date as may be set forth in such option agreement.

                    (h)  Non-Competitive Provision.  Anything
          herein to the contrary notwithstanding, if an optionee, without the written consent of the Company, engages either directly or indirectly, in any manner or capacity, as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any subsidiary of the Company, each Option previously granted to the optionee shall expire forthwith.

          7.   TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK

               All Awards of Restricted Stock shall be granted subject to the following terms and conditions:

                    (a)  Purchase Price.  Shares of Restricted
          Stock may be sold to eligible employees at such purchase price per share as shall be determined by the Committee, or such shares may be awarded and issued without the payment of a purchase price.

                    (b) Conditions to Certain Issuances and Sales. Shares of Restricted Stock may be issued or sold hereunder without the payment of a purchase price (or for a per share purchase price which is less than the then fair market value per share, as determined by the Committee) only if the Corporation's "Earnings" (as hereinafter defined) for its fiscal year prior to the year of such issuance or sale exceed $15,000,000. For purposes hereof, "Earnings" for a particular year shall mean the Company's net income as determined for financial reporting purposes, determined in accordance with generally accepted accounting principles consistently applied, after deduction of all expenses incurred by the Company, but before deduction of any amounts credited for such year under the Company's 1993 Senior Management Incentive Plan (or any successor plan thereto) and any deduction for the provision for taxes on income. In determining Earnings for a particular year, the Committee shall have the authority to make adjustments in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in response to changes in applicable laws, regulations or accounting principals.

                    (c)  Exercise of Rights to Purchase.  An
          employee who is granted the right to purchase shares of Restricted Stock may exercise such right during such period after the time of grant as may be determined by the Committee, provided that he or she is still an employee of the Company or any of its subsidiaries on the date of such exercise.

                    In order to exercise his or her right to purchase shares of Restricted Stock, the employee shall give written notice to the Company of his or her election to purchase and the number of shares he or she is purchasing. The full purchase price of the shares being purchased shall be tendered at the time of such notice in cash or in previously owned shares of Stock. The purchaser shall possess no rights as a stockholder with respect to any purchased shares until he or she has made such full payment and has had issued to him or her a certificate or certificates evidencing the shares so purchased.

                    (d) Restrictions. Shares of Restricted Stock issued to or purchased by an employee under the Plan shall be subject to such restrictions as may be imposed by the Committee at the time of issuance or at the time of the grant of the right to purchase shares. Such restrictions may vary from employee to employee and may also vary among several grants to the same employee.

          8.   REGULATORY APPROVALS

               The Company shall not be required to issue any certificate or certificates for shares of Common Stock upon the exercise of an Option or upon the lapsing of restrictions with respect to Restricted Stock prior to
          (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable and (b) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

          9.   ADJUSTMENT OF SHARES AVAILABLE

               If there is any change in the Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for Awards, the maximum number of Options and shares of Restricted Stock which may be granted to any individual, the shares subject to any Award and the option prices applicable to outstanding Options shall be appropriately adjusted by the Committee.

          10.  AMENDMENT

               The Board of Directors of the Company may from time to time amend the Plan in any manner which it deems in the best interest of the Company, but may not, without the approval of the Company's Stockholders, adopt any amendment which would cause the Plan to fail to comply with Rule 16b-3.

          11.  EFFECTIVE DATE OF THE PLAN

               This Plan shall be effective as from June 27, 1994, provided that the Plan shall have been approved within twelve months of such date by the Stockholders of the Company. In the absence of such Stockholder approval, the Plan (and any Awards theretofore granted) shall be null and void. No Awards may be granted after the tenth anniversary of such effective date.